Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-99067

PROSPECTUS SUPPLEMENT NO. 13

(TO PROSPECTUS DATED SEPTEMBER 19, 2002)

HCP, INC.

1,477,846 SHARES OF COMMON STOCK(1)

This Prospectus Supplement No. 13 supplements and amends the Prospectus dated September 19, 2002, as previously amended (the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah II, LLC and the possible resale of shares of our common stock by these holders.  The information in this Prospectus Supplement has been obtained from the selling holder listed herein.  This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

	Non-Managing Member Units of HCPI/Utah II, LLC Owned of	Common Stock Beneficially Owned		Common Stock Beneficially Owned
	Record Prior to	Following	Common Stock	Following the Offering
	the	the Exchange	Offered	(1) (2)(4)(5)
Name	Exchange (2)	(1)(2)(4)	Hereby(1)(4)	Shares	Percent

The Corporation of the President of the Church of Jesus Christ of Latter-day Saints (3)	1,400	2,800	2,800	0	*

* Represents less than 1% of the total outstanding shares of our common stock.

(1)

Reflects the adjustment for the 2-for-1 stock split in the form of a stock dividend on issued and outstanding shares of HCP, Inc. (“HCP”) common stock that was paid immediately after the close of business on March 1, 2004 to holders of record of the common stock of HCP at the close of business on February 4, 2004.

(2)	Based on information provided to us by the holder of non-managing member units as of December 3, 2008.

(3)

The Corporation of the President of the Church of Jesus Christ of Latter-day Saints obtained 1,400 non-managing member units of HCPI/Utah II, LLC in an assignment from Lonnie M. Bullard, who received the non-managing member units from Boyer-Research Park Associates, Ltd., a selling holder listed in the Prospectus.

(4)

Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah II, LLC beneficially owned by it for shares of HCP’s common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occurs other than the exchange or the exchange and the offering, as applicable.

(5)	Contemplates the sale of all of the common stock offered hereby.

Investing in our common stock involves a high degree of risk.  Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 23, 2008.